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          [LETTERHEAD OF MILLER, ENGLAND & COMPANY]




                               June 24, 1998



Securities Exchange Commission
Washington, D.C. 20549

     We have been provided with a copy of the Form 8-K of HCB
Bancshares, Inc. Dated June 18, 1998, pertaining to "Item 4.
Changes in Registrant's Certifying Accountant." We affirm and agree with the disclosures stated therein.


/s/ Miller, England & Company

Miller, England & Company
Little Rock, Arkansas